UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2014

BRADY CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0971239
(State of Incorporation)	(IRS Employer Identification No.)

6555 West Good Hope Road

Milwaukee, Wisconsin 53223

(Address of Principal Executive Offices and Zip Code)

(414) 358-6600

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 1, 2014, the Board of Directors of Brady Corporation (the “Company”) appointed J. Michael Nauman as President and Chief Executive Officer of the Company, effective August 4, 2014.  In addition, Mr. Nauman was appointed as a member of the Board of Directors, effective as of August 4, 2014, with a term expiring at the next annual meeting of shareholders in November 2014.

Michael Nauman, age 52, joins the Company after 20 years in a number of senior management positions at Molex Incorporated, a global electronic components company based in Lisle, Illinois.  For the past five years, Mr. Nauman was Molex’s Executive Vice President and President of the Global Integrated Products Division, where he led six global business units in the automotive, datacom, industrial, medical, military/aerospace and mobile markets.  Prior to joining Molex in 1994, Mr. Nauman was Controller and then President of Ohio Associated Enterprises, Inc., a manufacturer based in Painesville, Ohio, and prior to that was a tax accountant and auditor for Arthur Andersen and Company.

There are no arrangements or understandings between Mr. Nauman and any other persons pursuant to which he was selected as an officer of the Company, he has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company entered into an employment offer letter dated August 1, 2014 with Mr. Nauman (the “Offer Letter”).  The Offer Letter provides that Mr. Nauman will receive an annual base salary of $675,000, subject to periodic review and adjustment.  The Offer Letter also provides that he will participate in the Company’s annual cash incentive plan in fiscal 2015, with a targeted annual incentive opportunity of 100% of base salary and a maximum annual incentive opportunity of 200% of base salary.  The Offer Letter further provides the Mr. Nauman will receive awards under the Company’s 2012 Omnibus Incentive Stock Plan (the “Incentive Stock Plan”) in September 2014, subject to the discretion of the Management Development and Compensation Committee, with a grant date value of $1.8 million, divided equally between time-based options and restricted stock units.  Under the terms of the Offer Letter, Mr. Nauman will be required to hold, directly or indirectly, shares of Brady common stock equal to five times his base salary within five years of his appointment.

The Offer Letter provides that Mr. Nauman will be able to participate in all employee benefit plans and programs generally available to the Company’s executive officers, including perquisites covering a car allowance, financial planning and executive physical program, and will be reimbursed for certain of his relocation expenses.   The Offer Letter also contains 24-month non-competition and non-solicitation provisions, as well as standard confidentiality, waiver and non-disparagement provisions.   Should Mr. Nauman’s employment be terminated by the Company without cause or should he resign for good reason (as such events are defined in the Offer Letter), the Company will pay Mr. Nauman a severance benefit equal to two times the sum of his base salary and target bonus.

Upon commencement of his employment on August 4, 2014, and pursuant to the terms of the Offer Letter, the Company entered into a Restricted Stock Unit Agreement with Mr. Nauman (the “RSU Agreement”) under which Mr. Nauman received 53,668 restricted stock units with an aggregate award value of $1.5 million, as calculated based on the 30-day average NYSE closing price of the Company’s Class A Non-Voting Common Stock.  The restricted stock units will vest in equal annual increments on the third, fourth and fifth anniversaries of the grant date, with vesting accelerated in the event of death, disability, termination following a change of control, or termination by the Company without cause (as such events are defined in the RSU Agreement).

Effective August 4, 2014, the Company also entered into a Change of Control Agreement with Mr. Nauman (the “Change of Control Agreement”).  Under the terms of the Change of Control Agreement, in the event of a qualifying termination within 24 months following a change of control (as such events are defined in the

Change of Control Agreement), Mr. Nauman will receive two times his annual base salary, two times his target bonus, and the amount of his target bonus prorated based on when the termination occurs.

Upon Mr. Nauman’s appointment as President and Chief Executive Officer, Thomas J. Felmer will step down as Interim President and Chief Executive Officer and will continue to serve as the Company’s Senior Vice President and Chief Financial Officer.  The Management Development and Compensation Committee of the Board of Directors authorized an award of 5,000 restricted stock units to Mr. Felmer, effective August 4, 2014, which will vest upon the first anniversary of the grant date, with vesting accelerated in the event of death, disability, termination following a change of control, or termination by the Company without cause.

A copy of the Company’s press release announcing Mr. Nauman’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing descriptions of the Offer Letter, RSU Agreement and Change of Control Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit

10.1	Employment Offer Letter between the Company and Mr. Nauman dated as of August 1, 2014.

10.2	Restricted Stock Unit Agreement between the Company and Mr. Nauman dated as of August 4, 2014.

10.3	Change of Control Agreement between the Company and Mr. Nauman dated as of August 4, 2014.

99.1	Press Release of Brady Corporation, dated August 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION
Date: August 4, 2014
/s/ Thomas J. Felmer
Thomas J. Felmer
Senior Vice President &
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

10.1	Employment Offer Letter between the Company and Mr. Nauman dated as of August 1, 2014.

10.2	Restricted Stock Unit Agreement between the Company and Mr. Nauman dated as of August 4, 2014.

10.3	Change of Control Agreement between the Company and Mr. Nauman dated as of August 4, 2014.

99.1	Press Release of Brady Corporation, dated August 4, 2014.